Exhibit 99.3

FOR IMMEDIATE RELEASE CONTACT: CHUCK SHREVE (972) 720-1800

PETROWARE ROYALTY CONTRACT EXPIRES, FREEING ADDITIONAL FUNDS FOR AVATAR SYSTEMS

Dallas, Texas
November 26, 2003

Avatar (NASD OTCBB:AVSY), the petroleum industry's leading provider of integrated software solutions, announces the expiration of its royalty contract with Petroware Systems, Inc. as of August 31, 2003. The five-year purchase agreement required Avatar to pay Petroware an earn-out royalty of 10-12 1/2% of any software sales related to Petroware products, including any newly developed Petroware product. In addition, Petroware Systems collected from Avatar 5% of all maintenance fees received by Petroware customers for the term of the contract.

In August of 1998, Avatar Systems acquired the assets of Petroware Systems, which included two DOS-based products: Petroware Plus and Petroware Version 6 . It was the intention of Avatar to expand its offerings to include a PC network based product, in addition to the AS400 based product already provided.

Chuck Shreve, President of Avatar Systems, explains the strategy behind the Petroware purchase. "Petroware had a large customer base and was widely known. The products were successful in the marketplace and would serve as an excellent model template for our Petroware2000 Windows solution," he says. "We intended from the start to take the Petroware products from DOS to Windows based solutions. Immediately upon acquisition of Petroware, we began work on Petroware2000, a 32-bit Windows solution."

Expenses relating to Petroware royalties totaled $184,366 over five years, broken down as follows:

         1999 - $28,978
         2000 - $30,039
         2001 - $78,729
         2002 - $30,081
         2003 - $16,539

The 2001 spike in royalties was a result of the release of Petroware2000 in late 2000. "The success of Petroware2000 is indicative of built-up demand for a Windows product," notes Shreve.

The termination of the Petroware royalty contract and related expenses is expected to increase Avatar earnings by approximately $30,000 per year.

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

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The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

CONTACT: Avatar Systems, Inc.
Chuck Shreve, 972/720-1800
cshreve@avatarsystems.net